SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                                 BALANCE SHEETS

                   (All amounts in thousands of French Francs)


                                                                 December 31
                                                           ---------------------
                                                               1994        1993
                                                           ---------   ---------
ASSETS
Cash                                                       FF    106   FF     23
Accounts receivable less allowance
   for doubtful accounts of FF 0 - 1994 and FF 85 - 1993         902         599

Inventories:
         Bulk and bottled                                     16,378      15,043
         Wine production supplies                              2,410       1,886
Other current assets                                             342         258
                                                          ----------   ---------
Total current assets                                          20,138      17,809
Property, plant and equipment - net                           13,004      13,660
                                                           ---------   ---------
TOTAL ASSETS                                               FF 33,142   FF 31,469
                                                           =========   =========


LIABILITIES AND SHAREHOLDER'S EQUITY
Bank borrowings                                            FF     87   FF    257
Accounts payable                                               1,602       1,071
Customer deposits                                              1,570          94
Social charges and taxes, other than income                    1,542       1,146
Other current liabilities                                        217         824

Intercompany accounts:
         Interest bearing                                     14,199      15,100
         Non-interest bearing                                  1,061         424
                                                           ---------   ---------
Total current liabilities                                     20,278      18,916
Stated value of common equity parts                               10          10
Retained earnings                                             12,854      12,543
                                                           ---------   ---------
Total shareholder's equity                                    12,864      12,553
                                                           ---------   ---------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                 FF 33,142   FF 31,469
                                                           =========   =========


        The accompanying notes are an integral part of these statements.

                                    EXHIBIT 1

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                   (All amounts in thousands of French Francs)


                                                    Year ended December 31
                                           ------------------------------------
                                               1994         1993         1992
                                           ----------   ----------   ----------

Wine sales to unrelated parties            FF   7,332   FF   2,652   FF  13,473
Intercompany wine sales                         7,406        9,379        5,381
                                           ----------   ----------   ----------
     Total Sales                               14,738       12,031       18,854
Cost of sales                                 (10,003)      (9,144)      (9,874)
                                           ----------   ----------   ----------
     Gross Profit                               4,735        2,887        8,980
Selling, general and administrative
     expenses                                  (1,267)        (888)      (1,411)
                                           ----------   ----------   ----------
     Operating income                           3,468        1,999        7,569
Interest expense:
     Bank loans                                    (5)         (41)         (77)
     Intercompany                                (988)        (824)        (174)
Other income                                      592          375          442
                                           ----------   ----------   ----------
     Net earnings                               3,067        1,509        7,760
Retained earnings, beginning of year           12,543       16,899       12,229
Less: Dividends                                (2,756)      (5,865)      (3,090)
                                           ----------   ----------   ----------
Retained earnings, end of year             FF  12,854   FF  12,543   FF  16,899
                                           ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                            STATEMENTS OF CASH FLOWS

                   (All amounts in thousands of French Francs)

                                                                  Year ended December 31
                                                          ----------------------------------
                                                               1994        1993        1992
                                                           ---------   ---------   ---------
Source (use) of cash

Cash flows from operating activities:
     Net earnings                                          FF  3,067   FF  1,509   FF  7,760
     Non cash transactions included in earnings:
         Depreciation                                          2,215       1,970       1,915
         Other                                                  (292)         82         (12)
     Change in:
         Accounts receivable                                    (218)       (284)        151
         Inventories                                          (1,859)     (1,933)     (2,618)
         Other current assets                                    (84)         67        (114)
         Accounts payable                                        531          27         104
         Customer deposits                                     1,476        (145)     (3,799)
         Social charges and taxes, other than income             396        (209)         80
         Other current liabilities                              (607)        370         207
                                                           ---------   ---------   ---------
              Net cash provided by operating activities        4,625       1,454       3,674
                                                           ---------   ---------   ---------
Cash flows from investing activities:
     Capital expenditures                                     (1,831)     (1,712)     (1,832)
     Proceeds from sale of assets                                479         519         423
                                                           ---------   ---------   ---------
         Net cash used in investing activities                (1,352)     (1,193)     (1,409)
                                                           ---------   ---------   ---------
Cash flows from financing activities:
     Bank borrowings (repayments)                               (170)       (401)       (389)
     Change in intercompany accounts                            (264)      5,974       1,059
     Dividends paid to shareholder                            (2,756)     (5,865)     (3,090)
                                                           ---------   ---------   ---------
         Net cash (used in) financing activities              (3,190)       (292)     (2,420)
                                                           ---------   ---------   ---------
Net increase (decrease) in cash                                   83         (31)       (155)
     Cash at beginning of year                                    23          54         209
                                                           ---------   ---------   ---------
     Cash at end of year                                   FF    106   FF     23   FF     54
                                                           =========   =========   =========
Other cash flow information:
     Interest paid                                         FF  1,016   FF    675   FF    282
                                                           =========   =========   =========

        The accompanying notes are an integral part of these statements.

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                          NOTES TO FINANCIAL STATEMENTS
                  Years ended December 31, 1994, 1993 and 1992

                   (All amounts in thousands of French Francs)



Note A -    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. Societe Civile de Duhart-Milon-Rothschild (The Company) is organised under the laws of the Republic of France and was a subsidiary of Domaines Barons de Rothschild S.A. (DBR), a company incorporated under the laws of the Republic of France, during the periods included in the accompanying financial statements. These financial statements are prepared using United States generally accepted accounting principles. Interest charges are provided on intercompany accounts with DBR.

Inventories. Inventories are stated at the lower of cost or market. Cost for bulk and bottled wines is determined on an accumulated weighted average basis and includes farming and harvesting costs, winery, and bottling costs. Farming and related costs are deferred as growing crops and are recognized when the related crop is harvested. Wine production supplies are stated at FIFO (first-in, first-out) cost. All bulk and bottled wine inventories are classified as current assets in accordance with recognized industry practice, although a portion of such inventories will be aged for periods longer than one year.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Depreciation is calculated over the estimated useful life of the asset. Buildings are depreciated over 20 to 40 years, building improvements over 10 years, and producing vines over 25 to 33 years, primarily using the straight-line method. Barrels and other equipment are depreciated over 2 to 10 years, primarily using accelerated methods.

Revenue Recognition. Revenues are recognised either when the customer accepts delivery of the wines or when the customer fully pays for the wines, whichever occurs first. In accordance with industry practices, customers often will leave their merchandise on the winery premises, perhaps for many years, prior to accepting delivery. In such circumstances it is the Company's practice not to charge storage fees to its customers. Partial payments by customers for wine purchases prior to bottling and shipment are recorded as deposits and are shown as current liabilities.

Income Taxes. The Company, as a Societe Civile under French law, has the status of a pass-through entity whose profits are taxable to its owner(s). Accordingly, no income taxes have been provided in the accompanying financial statements.

Concentration of Credit Risk. The Company sells the majority of its products to long-time customers, predominantly in France, many of whom place substantial advance deposits on the product. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.


Note B - RELATED PARTY TRANSACTIONS

The Company often sells its wine through a centralized sales staff which is part of another DBR operating business. Such wine may be sold to independent third parties or to other operations of DBR. Intercompany sales to other DBR operations were FF 7,406, FF 9,379, and FF 5,381, in the years ended December 31, 1994, 1993, and 1992, respectively, which generated gross profit related to the intercompany sales of approximately FF 4,800, FF 6,100, and FF 3,500, respectively.

The Company obtains certain technical and administrative services, including certain sales activities discussed above, from other DBR operating business. Intercompany expense changes (classified as selling, general and administrative expenses) for such services were FF 1,267, FF 888 and FF 1,411 in the years ended December 31, 1994, 1993 and 1992 respectively.

The Company purchases the barrels used to store and age its wine from another DBR business. Such barrels are capitalized and depreciated (as a cost of sales) over their useful life of three years. Such depreciation expense was FF 1,197, FF 804, and FF 789, in the years ended December 31, 1994, 1993 and 1992, respectively. Capital expenditures for barrels were FF 340, FF 937 and FF 960 during the years ended December 31, 1994, 1993 and 1992, respectively.

The Company has interest-bearing intercompany borrowings from DBR which are classified as current liabilities. Such intercompany borrowings were FF 14,199 (at 7%) and FF 15,100 (at 6%) at December 31, 1994 and 1993, respectively. Such interest rates are established by DBR so as not to exceed rates permitted under French fiscal (tax) requirements. Intercompany interest expense was FF 988, FF 824 and FF 174 in the years ended December 31, 1994, 1993 and 1992, respectively. Additionally, at December 31, 1994 and 1993, a DBR subsidiary had provided non-interest-bearing advances of FF 1,408 and FF 556, respectively, related to future purchases of wine, consistant with other third party transactions.

As a component part of a dependent group of business within DBR, the Company from time-to-time shares its personnel and assets (such as transportation equipment or farming machinery) with other DBR operations, and also receives the use of personnel and assets from other such operations. Accordingly, these financial statements may not reflect the costs and expenses which would be recorded if the Company were operated on a stand-alone basis, although management believes the substance of the recorded amounts reflect a reasonable determination of shared transactions related to the Company.


Note C - PROPERTY, PLANT AND EQUIPMENT

                                                           December 31
                                                 ------------------------------
                                                     1994              1993
                                                 ------------      ------------

Land                                             FF     1,440      FF     1,402
Buildings and buildings improvements                    9,006             9,301
Producing and immature vines                            5,578             5,319
Barrels                                                 3,928             5,048
Other equipment                                         6,324             5,225
                                                 ------------      ------------
                                                       26,276            26,295
Less:  accumulated depreciation                       (13,272)          (12,635)
                                                 ------------      ------------
                                                 FF    13,004      FF    13,660
                                                 ============      ============

Note D - SIGNIFICANT CUSTOMER

In addition to intercompany sales, the sales to one customer aggregated 14% and 10% of total sales in the years ended December 31, 1994 and 1993, respectively.


Note E - SUBSEQUENT EVENTS

After December 31, 1994, the Company's parent, DBR, entered into an understanding with The Chalone Wine Group, Ltd. (Chalone) whereby Chalone will contribute certain assets to the Company in exchange for a 23.5% interest in the Company.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors
SOCIETE CIVILE DE
DUHART-MILON-ROTHSCHILD



We  have  audited  the   accompanying   balance  sheets  of  SOCIETE  CIVILE  DE
DUHART-MILON-ROTHSCHILD (the Company) (a subsidiary of Domaines Barons de Rothschild S.A.) as of December 31, 1994 and 1993, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1994 (all expressed in French Francs). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles in the United States of America.

As discussed in Notes A and B to the financial statements, the Company is operated on a dependent basis with other operations of its parent company, and accordingly, the Company has significant transactions with related parties.

Deloitte Touche Tohmatsu


/s/  Jean-Paul Picard
     Jean-Paul Picard

Neuilly-sur-Seine, France
July 13, 1995

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                                 BALANCE SHEETS

                   (All amounts in thousands of French Francs)


                                                                  June 30
                                                         -----------------------
                                                             1995         1994
                                                         ---------    ---------
ASSETS
Cash                                                     FF     73    FF    204
Accounts receivable                                          2,393        2,038
Inventories:
         Bulk and bottled wine                              12,970       13,383
         Wine production supplies                            3,431        3,139
Other current assets                                           421          623
                                                         ---------    ---------
Total current assets                                        19,287       19,388
Property, plant and equipment - net                         12,938       13,386
                                                         ---------    ---------
TOTAL ASSETS                                             FF 32,225    FF 32,774
                                                         =========    =========


LIABILITIES AND SHAREHOLDER'S EQUITY
Bank borrowings                                          FF     --    FF    374
Accounts payable                                             1,875        2,387
Customer deposits                                               45           --
Social charges and taxes, other than income                  1,045        1,242
Other current liabilities                                       73            2
Intercompany accounts:
         Interest bearing                                   15,712       17,428
         Non-interest bearing                                   --           --
                                                         ---------    ---------
Total current liabilities                                   18,750       21,433
Stated value of common equity parts                             10           10
Retained earnings                                           13,465       11,331
                                                         ---------    ---------
Total shareholder's equity                                  13,475       11,341
                                                         ---------    ---------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY               FF 32,225    FF 32,774
                                                         =========    =========

   The accompanying notes are an integral part of these statements.

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                   (All amounts in thousands of French Francs)


                                                                  June 30
                                                         -----------------------
                                                             1995         1994
                                                         ---------    ---------

Wine sales to unrelated parties                          FF  6,449    FF  3,979
Intercompany wine sales                                      6,974        4,817
                                                         ---------    ---------
   Total Sales                                              13,423        8,796
Cost of sales                                               (8,376)      (6,195)
                                                         ---------    ---------
     Gross Profit                                            5,047        2,601
Selling, general and administrative expenses                  (791)        (648)
                                                         ---------    ---------
     Operating income                                        4,256        1,953

Interest expense:
Bank loans                                                       0           (4)
Intercompany                                                  (365)        (459)
Other income                                                   119           54
                                                         ---------    ---------
     Net earnings                                            4,010        1,544

Retained earnings, beginning of year                        12,854       12,543
Less: Dividends                                             (3,399)      (2,756)
                                                         ---------    ---------
Retained earnings, end of year                           FF 13,465    FF 11,331
                                                         =========    =========

        The accompanying notes are an integral part of these statements.

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                            STATEMENTS OF CASH FLOWS

                   (All amounts in thousands of French Francs)

                                                              June 30
                                                   ----------------------------
                                                         1995           1994
                                                   -----------      -----------
Source (use) of cash

Cash flows from operating activities:
     Net earnings                                  FF    4,010      FF    1,544
Other                                                   (3,349)          (2,608)
                                                   -----------      -----------
Net cash provided by operating activities                  661           (1,064)
Net cash used in investing activities                   (1,059)            (776)
Net cash used in financing activities                      365            2,021
                                                   -----------      -----------
Net increase (decrease) in cash                            (33)             181
Cash at beginning of year                                  106               23
                                                   -----------      -----------
Cash at end of Period                                       73              204
Interest paid                                              365              463


        The accompanying notes are an integral part of these statements.

                    SOCIETE CIVILE DE DUHART-MILON-ROTHSCHILD

                          NOTES TO FINANCIAL STATEMENTS
                     Six Months ended June 30, 1995 and 1994



Note A -    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information. The financial statements for the six-month period ended June 30, 1995, is unaudited, but includes all adjustments (consisting of normal recurring entries) which management considers necessary for a fair presentation.

Operating results for the six months ended June 30, 1995, are not necessarily indicative of the results that may be expected for the year ended December 31, 1995.